The Company has entered into a five-year  employment agreement with Mr.
Copland. The agreement includes non-competition and non-solicitation provisions for a 12-month period following termination of employment. The Company maintains key man life insurance on Mr. Copland in the amount of $1,000,000. The Company has assigned one-half of the proceeds of this policy to the estate of the insured. The Company's success also is dependent on its ability to identify, recruit, and retain additional experienced management, engineering, and marketing personnel. There can be no assurance that the Company will be able to hire or retain necessary personnel. The failure of the Company to attract and retain personnel with the requisite expertise or to internally develop personnel with such expertise could adversely affect the prospects of the Company's success. See "Directors and Executive Officers of the Registrant; Compliance with Section 16(a) of the Securities Exchange Act of 1934" contained in Item 9 of this Report and "Executive Compensation - Employment Agreements" contained in
Item 10 of this Report.